Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-185179) of Regency Energy Partners LP of our reports dated February 19, 2013 and February 17, 2012 relating to the financial statements of Midcontinent Express Pipeline LLC, which appear in Exhibits 99.4 and 99.5, respectively, of Regency Energy Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and our report dated February 15, 2011, which appears in Exhibit 99.3 of Regency Energy Partners LP’s Current Report on Form 8-K dated August 9, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 4, 2014